Exhibit 10.1
Letter Agreement by and between CRH plc and Albert Manifold

Richie Boucher
Chairman

23 September 2024

Addressee Only
Albert Manifold
[*****]
[*****]
[*****]

Re: Your Retirement from CRH Group Services Limited and its subsidiaries (the “Group”)
Dear Albert
You have informed me of your intention to retire from the Group. It has been agreed that you will remain in active employment between now and 31 December 2024. Your formal notice period will commence on 1 January 2025. You will be on a period of garden leave for the duration of your notice in accordance with Clause 13 of your contract of employment (the “Contract”) and your employment will terminate on 31 December 2025.
During the Garden Leave Period (as defined in the Contract) you will remain available as an adviser to the Company.
You will be eligible to receive a bonus in respect of the 2024 financial year (“2024 Bonus”) to be determined by the Compensation Committee by reference to the Group’s performance in that year, in accordance with the CRH 2022 Directors’ Remuneration Policy. Two thirds of the 2024 Bonus will be paid in cash following the release of the Group’s annual results for the 2024 financial year. One third of the 2024 Bonus will be deferred into ordinary shares of the Company in accordance with the rules of the 2014 Deferred Annual Performance Incentive Plan (“Bonus Plan”). Such shares, along with outstanding deferred share awards made to you under the Bonus Plan in respect of the 2022 and 2023 financial years, shall vest as soon as reasonably practicable following the expiry of the Garden Leave Period.
Any entitlement to a bonus in respect of the 2025 financial year is fully discretionary under your Contract and you waive any entitlement to any such bonus.
You will receive full entitlement to awards under the 2014 Performance Share Plan (“PSP”) as follows:
(a)in respect of the performance period 2022 – 2024, with 100% potential vesting entitlement (with no pro-rata deduction for leaver or retirement status) following the release of the Group’s full year results announcement for the 2024 financial year;
(b)in respect of the performance period 2023 - 2025, with 100% potential vesting entitlement (with no pro-rata deduction for leaver or retirement status) following the release of the Group’s full year results announcement for the 2025 financial year, in each case, the extent of such vesting being subject to achievement of performance conditions as determined by the Board Compensation Committee, in accordance with the rules of the PSP, and a two-year holding period (“PSP Holding Requirement”).
The Group’s post-employment holding requirements, which require you to hold a least two times your basic salary in ordinary shares of the Company for a minimum of two years post-employment, will apply to you from 31 December 2024 (and end on 31 December 2026) with the calculation determined by reference to your 2024 basic salary and the share price on 31 December 2024. The foregoing does not limit the PSP Holding Requirement.
The restrictions contained at Clause 14 of the Contract shall apply as follows: (i) the “Restricted Period” for the purposes of Clause 14.2(c) of the Contract shall be increased from 9 to 12 months; (ii) the phrase “any business or concern which is (or intends to be) in competition with any Restricted Business” or “any business or concern which is in competition with any Restricted Business” (or variations thereof) in Clause 14 of the Contract shall mean (x) the business (or part thereof) of any entity which is identified as a Performance Peer Group Company by the Committee of the Group for the purposes of the Group’s Compensation Policy to be adopted in 2024, and any subsidiary or affiliate of such a Performance Peer Group Company and (y) the business (or part thereof) of any entity which has been considered as an acquisition target (whether in whole or part of the business thereof) by the Group’s Group Leadership Team in the three years prior to the date of this letter, and any subsidiary or affiliate of such an entity; (iii) for the purposes of Clause 14 and this paragraph, being engaged with a business which is in competition with any Restricted Business shall include (without limitation) providing advice (whether or not compensated) to such business or in respect of an investment in such business or in respect of capital market activity in or of such business, or providing advice or support to any person providing any of the foregoing; (iv) “Restricted Customer” shall mean (x) any entity referred to in (ii) of this paragraph and (y) any other entity (and its subsidiaries and affiliates) which is or was a customer of any member of the Group where you had personal knowledge of the customer relationship with the Group during your employment. You and we agree that the variations of the Contract in this paragraph are agreed to for good and valuable consideration in the form of the mutual agreement thereto.
I would like to thank you for the huge contribution you have made to CRH over many years, and I look forward to working with you during this important period of transition.
Yours sincerely

/s/ Richie Boucher
_____________________
Richie Boucher
Chairman, CRH plc

I accept and agree to the terms of the above letter.

Dated 23 September 2024

Yours sincerely

/s/ Albert Manifold
_____________________
Albert Manifold